Exhibit 99.3
ZILA, INC. AND SUBSIDIARIES
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND
FINANCIAL STATEMENT SCHEDULE

Report of Independent Registered Public Accounting Firm
Board of Directors and Shareholders
Zila, Inc.
Phoenix, Arizona
We have audited the accompanying consolidated balance sheets of Zila, Inc. and subsidiaries as of July 31, 2006 and 2005 and the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Zila, Inc. and subsidiaries at July 31, 2006 and 2005, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.
As discussed in Notes 1 and 7 to the consolidated financial statements, Zila, Inc. adopted Statement of Financial Accounting Standards No. 123R, Share-Based Payment, effective August 1, 2005.
/s/ BDO Seidman, LLP
Phoenix, Arizona
October 5, 2006, except as to the effects of discontinued operations of the Nutraceuticals Business Unit in Note 2, which is as of December 22, 2006

Report of Independent Registered Public Accounting Firm
Board of Directors and Shareholders
Zila, Inc.
Phoenix, Arizona
We have audited the accompanying consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows of Zila, Inc. and subsidiaries (the “Company”) for the year ended July 31, 2004. Our audit also included the financial statement schedule listed in the Index at Item 15(a)(3). These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the results of operations and cash flows of Zila, Inc. and subsidiaries for the year ended July 31, 2004, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
As discussed in Note 2 to the consolidated financial statements, on June 27, 2005, the Company sold substantially all of the assets of its Zilactin brand over-the-counter lip and oral care products. On July 21, 2006, the Company sold substantially all of the assets of the Innovative Swab Technology, Inc. (“IST”) business. On October 2, 2006, the Company sold all of the assets of their subsidiary, Zila Nutraceuticals, Inc. Zilactin, and IST, and Zila Nutraceuticals, Inc.’s results of operations have been classified as discontinued operations in all periods presented.
/s/ DELOITTE & TOUCHE LLP
Phoenix, Arizona
October 13, 2004 (October 7, 2005, as to the effects of the Zilactin discontinued operations, and October 9, 2006, as to the effects of the IST discontinued operations, and December 22, 2006, as to the effects of the Zila Nutraceuticals, Inc. discontinued operations, all described in Note 2 to the consolidated financial statements)

ZILA, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of July 31, 2006 and 2005

	2006	2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,958,190	$12,937,517
Restricted cash collateral	3,610,950	527,783
Trade receivables — net of allowances of $70,000 and $150,000	3,764,022	11,422,743
Inventories — net	9,698,810	6,024,266
Prepaid expenses and other current assets	1,938,188	1,726,778

Total current assets	22,970,160	32,639,087
PROPERTY AND EQUIPMENT — net	8,410,580	9,691,686
PURCHASED TECHNOLOGY RIGHTS — net	2,552,937	3,031,613
GOODWILL — net	6,930,192	6,930,192
TRADEMARKS AND OTHER INTANGIBLE ASSETS — net	12,554,397	12,652,564
DEFERRED FINANCING COSTS AND OTHER ASSETS	2,945,679	473,095

TOTAL ASSETS	$56,363,945	$65,418,237

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$4,753,785	$5,397,213
Accrued liabilities	4,156,030	3,717,630
Warrant liability	2,369,965	—
Short-term borrowings	30,347	154,335
Deferred revenue and deferred gain on sale leaseback	152,976	221,726
Current portion of long-term debt and capital lease obligations	18,361,113	323,758

Total current liabilities	29,824,216	9,814,662
Deferred revenue and deferred gain on sale leaseback	228,635	553,486
Long-term debt and capital lease obligations — net of current portion	3,060,011	3,328,139

Total liabilities	33,112,862	13,696,287

COMMITMENTS AND CONTINGENCIES (Note 13)
SHAREHOLDERS’ EQUITY:
Preferred stock — Series B, $.001 par value — 2,500,000 shares authorized, 100,000 shares issued and outstanding	462,500	462,500
Common stock, $.001 par value — 65,000,000 shares authorized, 46,007,593 shares and 45,864,050 shares issued and outstanding	46,008	45,864
Capital in excess of par value	85,305,331	84,372,257
Accumulated other comprehensive loss	(82,678)	(63,924)
Accumulated deficit	(61,929,007)	(32,543,676)
Common stock in treasury, at cost, 218,411 shares	(551,071)	(551,071)

Total shareholders’ equity	23,251,083	51,721,950

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$56,363,945	$65,418,237

The accompany notes are an integral part of these consolidated financial statements.

ZILA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended July 31, 2006, 2005 and 2004

	2006	2005	2004
Net revenues	$6,715,759	$5,018,270	$4,249,249
Cost of products sold	3,172,801	1,795,668	1,338,821

Gross profit	3,542,958	3,222,602	2,910,428
Operating costs and expenses:
Marketing and selling	6,336,166	2,651,906	1,283,200
General and administrative	11,014,661	8,910,115	7,746,085
Research and development	7,158,034	6,695,507	5,476,317
Depreciation and amortization	1,457,830	1,283,072	1,112,185

	25,966,691	19,540,600	15,617,787

Loss from operations	(22,423,733)	(16,317,998)	(12,707,359)

Other income (expense):
Interest income	270,638	177,218	104,959
Interest expense	(1,921,089)	(37,325)	(206,944)
Derivative expense	(136,722)	—	—
Gain on sale leaseback of building	—	—	470,462
Gain (loss) on sale of assets	(20,756)	(481)	605
Other expense	(467,624)	(107,592)	(134,488)

	(2,275,553)	31,820	234,594

Loss from continuing operations before income taxes	(24,699,286)	(16,286,178)	(12,472,765)
Income tax benefit (expense)	(3,600)	6,480,400	3,092,794

Loss from continuing operations	(24,702,886)	(9,805,778)	(9,379,971)

Discontinued operations:
(Loss) income from operations	(4,014,583)	7,690,913	8,138,060
Net (loss) gain on disposal	(628,862)	9,781,029	—
Income tax expense	—	(6,566,700)	(3,094,900)

Income (loss) from discontinued operations	(4,643,445)	10,905,242	5,043,160

Net income (loss)	(29,346,331)	1,099,464	(4,336,811)
Preferred stock dividends	39,000	39,000	39,000

Net income (loss) attributable to common shareholders	$(29,385,331)	$1,060,464	$(4,375,811)

Basic net income (loss) per common share:
Loss from continuing operations	$(0.54)	$(0.22)	$(0.21)
Income (loss) from discontinued operations	(0.10)	0.24	0.11

Net income (loss)	$(0.64)	$0.02	$(0.10)

Weighted average shares outstanding	45,702,651	45,564,562	45,333,794
Diluted net income (loss) per common share:
Loss from continuing operations	$(0.54)	$(0.22)	$(0.21)
Income (loss) from discontinued operations	(0.10)	0.24	0.11

Net income (loss)	$(0.64)	$0.02	$(0.10)

Weighted average shares outstanding	45,702,651	45,564,562	45,333,794
The accompanying notes are an integral part of these consolidated financial statements.

ZILA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
For the Years Ended July 31, 2006, 2005 and 2004

	2006	2005	2004
Net income (loss)	$(29,346,331)	$1,099,464	$(4,336,811)
Other comprehensive income (loss):
Foreign currency translation adjustment	(18,754)	9,529	2,191

Comprehensive income (loss)	$(29,365,085)	$1,108,993	$(4,334,620)

	Foreign	Accumulated
	Currency	Other
	Translation	Comprehensive
	Adjustments	Loss
Balance at July 31, 2004	$(73,453)	$(73,453)
Other comprehensive income	9,529	9,529

Balance at July 31, 2005	(63,924)	(63,924)
Other comprehensive loss	(18,754)	(18,754)

Balance at July 31, 2006	$(82,678)	$(82,678)

The accompanying notes are an integral part of these consolidated financial statements.

ZILA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
For the Years Ended July 31, 2006, 2005 and 2004

								Accumulated
			Common Stock		Capital in			Other	Total
	Preferred Stock			Par	Excess of	Accumulated	Treasury	Income Comprehensive	Shareholders’
	Shares	Amount	Shares	Value	Par Value	Deficit	Stock	(Loss)	Equity
BALANCE, JULY 31, 2003	100,000	$462,500	45,439,893	$45,440	$83,115,533	$(29,228,329)	$(571,373)	$(75,644)	$53,748,127
Warrants issued for services provided					28,028				28,028
Dividends on preferred stock						(39,000)			(39,000)
Issuance of common stock under employee stock purchase plan			76,803	77	249,883				249,960
Exercise of common stock options and warrants			206,600	206	440,001				440,207
Trylon shares adjustment to market value					135,468				135,468
Foreign currency translation								2,191	2,191
Net loss						(4,336,811)			(4,336,811)

BALANCE, JULY 31, 2004	100,000	462,500	45,723,296	45,723	83,968,913	(33,604,140)	(571,373)	(73,453)	50,228,170
Dividends on preferred stock						(39,000)			(39,000)
Issuance of common stock under employee stock purchase plan			66,519	67	223,017				223,084
Exercise of common stock options and warrants			74,235	74	127,882				127,956
Issuance of common stock from treasury					3,445		20,302		23,747
Trylon shares adjustment to market value					49,000				49,000
Foreign currency translation								9,529	9,529
Net income						1,099,464			1,099,464

BALANCE, JULY 31, 2005	100,000	462,500	45,864,050	45,864	84,372,257	(32,543,676)	(551,071)	(63,924)	51,721,950
Dividends on preferred stock						(39,000)			(39,000)
Issuance of common stock under employee stock purchase plan			49,913	50	153,874				153,924
Exercise of common stock options and warrants			93,630	94	171,850				171,944
Stock-based compensation expense					607,350				607,350
Foreign currency translation								(18,754)	(18,754)
Net loss						(29,346,331)			(29,346,331)

BALANCE, JULY 31, 2006	100,000	$462,500	46,007,593	$46,008	$85,305,331	$(61,929,007)	$(551,071)	$(82,678)	$23,251,083

The accompanying notes are an integral part of these consolidated financial statements.

ZILA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended July 31, 2006, 2005, 2004

	2006	2005	2004
OPERATING ACTIVITIES:
Net income (loss)	$(29,346,331)	$1,099,464	$(4,336,811)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	3,036,211	2,745,486	2,670,940
Amortization of financing costs	487,556	36,418	186,086
Amortization of term loan discount	393,219	—	—
Non-cash interest on term loan	283,981	—	—
Non-cash derivative expense	136,722	—	—
Loss (gain) from sale of discontinued operations	628,862	(9,781,029)	—
Loss (gain) on sale of assets	27,387	6,202	(467,731)
Impairment of assets	—	—	288,940
Non-cash research and development expense	—	49,000	72,187
Non-cash stock-based employee compensation expense	527,700	42,860	65,827
Non-cash charge for options issued to outside parties	102,808	—	—
Other non-cash items — net	(193,986)	(7,912)	(26,131)
Change in assets and liabilities:
Receivables — net	7,498,718	(3,395,402)	(1,272,570)
Inventories	(3,920,543)	(200,796)	1,268,369
Prepaid expenses and other assets	(297,723)	68,567	1,576,773
Accounts payable and accrued liabilities	(173,173)	1,949,787	(3,654,487)

Net cash used in operating activities	(20,808,592)	(7,387,355)	(3,628,608)

INVESTING ACTIVITIES:
Additions to property and equipment	(1,017,726)	(1,871,230)	(1,276,811)
Additions to intangible assets	(1,115,497)	(553,122)	(723,967)
Restricted cash deposited to collateralize letter of credit	(3,083,167)	(10,430)	(517,353)
Net proceeds from sale of assets	8,289	500	1,721,876
Acquisition of operations	(723,826)	—	—
Net proceeds from disposition of discontinued operations	641,750	11,022,608	—
Proceeds from sale of short-term investments	—	8,000,000	3,950,000
Purchases of short-term investments	—	—	(11,950,000)

Net cash provided by (used in) investing activities	(5,290,177)	16,588,326	(8,796,255)

FINANCING ACTIVITIES:
Short-term borrowings (repayments), net	(123,988)	154,335	(154,793)
Proceeds from secured term loan	20,000,000	—	—
Financing costs	(2,285,237)	—	(91,531)
Principal payments on long-term debt	(735,043)	(347,034)	(442,639)
Proceeds from issuance of common stock	302,710	317,580	652,757
Dividends paid to preferred stockholders	(39,000)	(68,250)	(19,500)

Net cash provided by financing activities	17,119,442	56,631	(55,706)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(8,979,327)	9,257,602	(12,480,569)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	12,937,517	3,679,915	16,160,484

CASH AND CASH EQUIVALENTS, END OF YEAR	$3,958,190	$12,937,517	$3,679,915

The accompanying notes are an integral part of these consolidated financial statements.

ZILA, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Nature of Business Activities and Summary of Significant Accounting Policies
Nature of Business Activities
     Zila, Inc., a Delaware corporation, and its subsidiaries (“Zila”), is a leading cancer diagnostic company initially focused on the prevention and detection of oral cancer.
     After the sale of our Nutraceuticals Business Unit on October 2, 2006 (see Note 2), our business is organized into the following Business Units:
     The Zila Pharmaceuticals Business Unit is a manufacturer and marketer of ViziLite® Plus oral lesion identification kits and Peridex® prescription periodontal rinse and is dedicated to establishing ViziLite Plus® as the new standard of care for the early detection of oral abnormalities that could lead to cancer. This Business Unit includes Zila Pharmaceuticals, Inc. and Zila Limited. As discussed further in Note 18, in November 2006 we acquired Professional Dental Technologies, Inc., a leading designer, manufacturer and marketer of products used by dental professionals.
     The Zila Biotechnology Business Unit is the research, development and licensing business specializing in pre-cancer/cancer detection through our patented Zila Tolonium Chloride (“ZTC™”) and OraTest® technologies and is focused on achieving regulatory approval for the OraTest® product, an oral cancer diagnostic system. This Business Unit includes Zila Biotechnology Inc. and Zila Technical, Inc.
     The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“generally accepted accounting principles”).
Summary of Significant Accounting Policies
     Principles of Consolidation — The consolidated financial statements include the accounts of Zila, Inc. and its wholly-owned subsidiaries, Zila Nutraceuticals, Inc., Zila Pharmaceuticals, Inc., Zila Biotechnology, Inc., Zila Limited, Zila Technical, Inc., and Zila Swab Technologies, Inc. All significant intercompany balances and transactions are eliminated in consolidation.
     Use of Estimates and Risks and Uncertainties — The preparation of financial statements in conformity with generally accepted accounting principles necessarily requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates based upon future events, which could include, among other risks, changes in the regulations governing the manner in which we sell our products, changes in the health care environment, and reliance on contract manufacturing services. Significant use of estimates include: (i) useful lives of intangibles; (ii) impairment analyses; (iii) depreciable lives of assets; (iv) income tax valuation allowances; (v) contingency and litigation reserves; (vi) inventory valuation; and (vii) allowances for accounts receivable, cash discounts, sales incentives and sales returns.
     In our Biotechnology Business Unit, the cash flows used to measure long-lived assets related to the OraTest® product are dependent upon obtaining FDA approval and generating sufficient revenues from sales of the OraTest® product. The rigorous clinical testing and an extensive regulatory approval process mandated by the FDA and equivalent foreign authorities before any new drug can be marketed can take a number of years and require the expenditure of substantial resources. However, obtaining such approvals and completing such testing is a costly and time-consuming process, and approval may not be ultimately obtained. The length of the FDA review period varies considerably, as does the amount of clinical data required to demonstrate the safety and efficacy of a specific product. Net long-lived assets related to the OraTest® product as of July 31, 2006 of $5.7 million have been capitalized.
     Reclassifications — For comparative purposes, prior year amounts related to discontinued operations and certain immaterial amounts were reclassified to conform to current year presentation.
     Business Concentration — We extend credit on a non-collateralized basis primarily to wholesale distributors in the United States and Canada. We perform periodic credit evaluations of our customers’ financial condition in our decision to provide credit terms. We estimate the level of accounts receivable which will ultimately not be paid. Historically, we have not experienced significant credit losses.
     For each of the last three fiscal years, there have been sales to significant customers in the Pharmaceuticals Business Unit. Sales to these major customers, which are part of continuing operations and which comprised 10% or more of net revenues for the fiscal years 2006, 2005 and 2004, respectively, were as follows:

	Fiscal Years Ended July 31,
	2006	2005	2004
Customer A	27%	37%	39%
Customer B	16	23	26
Customer C	13	*	*
Customer D	12	*	*
Customer E	*	*	10

     The following customers accounted for 10% or more of our net accounts receivable as of July 31, 2006 and 2005:

	2006		2005
Former Nutraceuticals Business Unit:
Customer F	*	%	25%
Customer G	*		18
Customer H	15		*
Customer I	11		*

Pharmaceuticals Business Unit:
Customer A	15		11

*	Less than 10%
     Our cash and cash equivalents are maintained with financial institutions with high credit standings. However, our balances at these financial institutions exceed federally insured limits.
     Raw materials essential to our business are generally readily available. However, certain raw materials and components used in the manufacture of pharmaceutical products are available from limited sources, and in some cases, a single source. Any curtailment in the availability of such raw materials could be accompanied by production delays, and in the case of products, for which only one raw material supplier exists, could result in a material loss of sales. In addition, because raw material sources for pharmaceutical products must generally be approved by regulatory authorities, changes in raw material suppliers could result in production delays, higher raw material costs and loss of sales and customers. Production delays may also be caused by the lack of secondary suppliers.
     Revenue Recognition — Revenue from sales of products is recognized when earned; that is, when the risks and rewards of ownership have transferred to the customer, which is considered to have occurred when delivery to the designated location or carrier has occurred. Cash discounts, sales incentives, and returns are estimated and recognized at the time of sale based upon historical activity and current customer commitments.
     On occasion, we enter into arrangements to license our technology on specifically approved products. For those arrangements where we have continuing involvement with the licensee, nonrefundable, upfront license fees are recognized systematically as they are earned over the life of the agreement. Fees associated with substantive, at risk, performance milestones are recognized as revenue as the milestones are achieved, as defined in the respective agreements. For perpetual licenses or manufacturing rights agreements, where (i) we have no further continuing involvement with the licensee; (ii) the fees are nonrefundable; and (iii) the fees are not a prepayment of future royalties, the fees are recognized as revenue at the time the arrangement becomes effective.
     Cash and Cash Equivalents — Cash equivalents include highly liquid investments purchased with remaining maturities of three months or less. As more fully described in Note 6, under our borrowing arrangements we are required to maintain cash and cash equivalents, and restricted cash at defined levels.
     Restricted Cash — Under the terms of our Replacement Letter of Credit agreement as more fully described in Note 6, we are required to maintain an interest bearing cash collateral account representing the difference between the replacement letter of credit amount and the maximum commitment amount, as defined. These funds are maintained in highly liquid investments with remaining maturities of three months or less.
     Allowances for Doubtful Accounts and Sales Returns — We provide for an allowance for doubtful accounts based on historical experience and a review of our accounts receivable. Receivables are presented net of allowances for doubtful accounts and for sales returns of $70,000 at July 31, 2006 and $150,000 at July 31, 2005. We evaluate these estimates on a monthly basis and revise them as necessary.
     Inventories — Inventories consist of finished goods, work in process and raw materials and are stated at the lower of cost (first-in, first-out method) or market. We establish reserves for inventory to reflect situations in which the cost of the inventory is not expected to be recovered. In evaluating whether inventory is stated at the lower of cost or market, we consider such factors as the amount of inventory on hand, estimated time required to sell such inventory, remaining shelf life and current and expected market conditions. We recorded provisions for inventory obsolescence as part of cost of sales. Inventories are presented net of allowances relating to the above provisions.
     Property and Equipment — Property and equipment are stated at cost and are depreciated using the straight-line method over their respective estimated useful lives, ranging from 3 to 40 years. Leasehold improvements and capital leased assets are depreciated over the lease term or the estimated useful life, whichever is shorter.
     Listed below are the ranges of useful lives by property and equipment category:

Building	40 years
Building improvements	15 years
Leasehold improvements	5-7 years
Furniture and equipment	3-10 years
Production, laboratory and warehouse equipment	7-10 years
     Long-Lived Assets — We review the carrying value of long-lived assets to be held and used and long-lived assets to be disposed of, including intangibles with estimated useful lives, under the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”) and its related interpretations, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An evaluation of recoverability is performed using such information as the estimated future undiscounted cash flows associated with the asset compared to the asset’s carrying value, the work of specialists, and other available information to determine if impairment exists. An impairment loss is measured as the difference between the carrying amount and the fair value of the impaired asset and is recognized as a charge against current operations. If impairment exists, the remaining amortization period for the impaired asset would be reassessed and revised if necessary.
     In fiscal year 2004, an asset impairment charge of approximately $289,000 was recorded related to the write down of fixtures, equipment, patents and trademarks of IST. The expected future cash flows for these assets were used to determine the amount of impairment. The charge is included in discontinued operations under “Loss from operations”.
     Goodwill and Other Intangible Assets — As more fully described in Note 5, our intangible assets consist primarily of goodwill, purchased technology rights, patents, and trademarks and are accounted for under the requirements of SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”).
     Goodwill is the excess of the acquisition cost of businesses over the fair value of the identifiable net assets acquired. Goodwill is an indefinite lived asset and is not amortized. Rather, it is assessed at least annually for impairment using a fair value approach. Purchased technology rights, patents, trademarks and other intangible assets are amortized on a straight-line basis over their estimated useful lives which range from 4 to 30 years.
     We review the carrying amounts of intangible assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Such events or circumstances might include a significant decline in market share, a significant decline in profits, rapid changes in technology, significant litigation or other items. In evaluating the recoverability of other intangible assets, our policy is to compare the carrying amounts of such assets with the estimated undiscounted future operating cash flows. In the event impairment exists, an impairment charge would be determined by comparing the carrying amounts of the asset to the applicable estimated future cash flows, discounted at a risk-adjusted rate. In addition, the remaining amortization period for the impaired asset would be reassessed and revised if necessary.
     Annually we test goodwill for impairment as of May 1, the first day of our fourth fiscal quarter. During the quarter ended April 30, 2005, we changed the date of our annual goodwill impairment test from April 30, the last day of our third fiscal quarter. We selected this date to perform our annual goodwill impairment test because we believe that such date better aligns with our annual planning and budgeting process, providing efficiencies and savings in professional fees. We believe that the change will not delay, accelerate or avoid an impairment charge. Accordingly, we believe that the accounting change described above is to an alternative date which is preferable. We completed our fiscal 2006 assessment in our fourth quarter and determined that there was no impairment.
     Share-Based Payments — We account for share-based compensation plans using the fair value method established by SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123R”), which we adopted effective August 1, 2005, as more fully described in Note 7. We apply the Black-Scholes option-pricing model in order to determine the fair value of stock options on the date of grant, and we apply judgment in estimating key assumptions that are important elements in the model such as the expected stock-price volatility, expected stock option life and expected forfeiture rates. Our estimates of these important assumptions are based on historical data and judgment regarding market trends and factors. If actual results are not consistent with our assumptions and judgments used in estimating these factors, we may be required to record additional stock-based compensation expense or income tax expense, which could be material to our results of operations. The costs related to share-based payment arrangements are recorded in the same financial statement caption as the employee’s cash compensation.
     Deferred Financing Costs — Deferred financing costs are amortized over the life of the related debt on a straight-line basis, which approximates the effective interest method. If debt is retired early, the unamortized deferred financing costs are written-off in the period the debt is retired to other income (expense). As of July 31, 2006 and 2005, deferred financing costs-net were $2.1 million and $307,000, respectively.
     Derivative Warrant Liability, Debt Discount Amortization and Fair Value Determination — As described more fully in Notes 6 and 7, in March 2006, we entered into a debt agreement that required issuance of a warrant to purchase 1.2 million shares of our common stock. As required under the debt agreement, we registered the common shares underlying the warrant with the Securities and Exchange Commission and must maintain such registration over the term of the warrant. The warrant is a freestanding derivative instrument, and we account for this arrangement in accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” (“SFAS No. 133”) and Emerging Issues Task Force Issue No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” (“EITF 00-19”), as well as related interpretations of these standards. Accordingly, the obligation created by our agreement to register and maintain registration of the underlying common shares was recorded as a warrant liability measured at fair value. We determined the fair value of the warrant based on available market data using a Black-Scholes valuation model. The fair value of the warrant was recorded as debt discount amortizable as interest expense over the life of the debt using the effective interest method. Any gains or losses resulting from the changes in fair value of the warrant liability from period to period are included as non-cash credits or charges to earnings.
     Research and Development — The costs associated with research and development programs for new products and significant product improvements are expensed as incurred. Research and development costs for continuing operations totaled $7.2 million, $6.7 million, and $5.5 million in fiscal 2006, 2005 and 2004, respectively.
     Advertising — We advertise primarily through television, radio and print media. Our policy is to expense advertising costs, including production costs, as incurred. Advertising expense for continuing operations was $989,000 for fiscal 2006, $179,000 for fiscal 2005, and $103,000 for fiscal 2004. These costs are included in marketing and selling expenses.

     Shipping Costs — Costs of shipping products to customers are included in cost of products sold.
     Net Income (Loss) Per Common Share — Basic net income (loss) per common share is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the year before giving effect to stock options and warrants considered to be dilutive common stock equivalents. Diluted net income (loss) per common share is computed by dividing net income (loss) available to common shareholders by the weighted average number of common and potentially dilutive shares outstanding during the year after giving effect to convertible preferred stock, stock options and warrants. For the fiscal years ended July 31, 2006, 2005 and 2004, the effect of 440,000, 482,000 and 874,000 shares, respectively, of convertible preferred stock, options and warrants were excluded because their inclusion would have had an anti-dilutive effect on earnings per share.
     Comprehensive Income (Loss) — Net income (loss) and other gains and losses affecting shareholders’ equity that, under generally accepted accounting principles are excluded from net income (loss), are included in Comprehensive Income. Such items consist primarily of foreign currency translation gains and losses.
     Financial Instruments — The carrying amounts and estimated fair value of our financial instruments are as follows:
     The carrying values of cash and cash equivalents, restricted cash, receivables, accounts payable and accrued expenses approximate fair values due to the short-term maturities of these instruments.
     The carrying amount of long-term debt and short-term borrowings are estimated to approximate fair value as the actual interest rate is consistent with the rate estimated to be currently available for debt of similar term and remaining maturity.
     Financial instruments, which potentially subject us to credit risk, consist principally of trade receivables. In the normal course of business, we provide credit primarily to pharmaceutical wholesalers and nutraceutical manufacturers. Ongoing credit evaluations are performed of customers to determine an appropriate allowance for credit losses.
     Estimates of fair value are subjective in nature and involve uncertainties and significant matters of judgment and do not include tax considerations. Therefore, results cannot be determined with precision and cannot be substantiated by comparison to independent market values and may not be realized in actual sale or settlement of the instruments. There may be inherent weaknesses in any calculation technique, and changes in the underlying assumptions could significantly affect the results.
Recently Issued Accounting Pronouncements
     In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108 (Topic 1N), “Quantifying Misstatements in Current Year Financial Statements,” (“SAB No. 108”). SAB No. 108 addresses how the effect of prior-year uncorrected misstatements should be considered when quantifying misstatements in current-year financial statements. SAB No. 108 requires SEC registrants (i) to quantify misstatements using a combined approach which considers both the balance-sheet and income-statement approaches, (ii) to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors, and (iii) to adjust their financial statements if the new combined approach results in a conclusion is that an error is material. SAB No. 108 addresses the mechanics of correcting misstatements that include effects from prior years. It indicates that the current-year correction of a material error that includes prior-year effects may result in the need to correct prior-year financial statements even if the misstatement in the prior year or years is considered immaterial. Any prior-year financial statements found to be materially misstated in originating in years subsequent to the issuance of SAB No. 108, prior year financial statements requiring restatement would be restated in accordance with SFAS No. 154, “Accounting Changes and Error Corrections.” Because the combined approach represents a change in practice, the SEC staff will not require registrants that followed an acceptable approach in the past to restate prior years’ historical financials statements. Rather, these registrants can report the cumulative effect of adopting the new approach as an adjustment to the current year’s beginning balance of retained earnings. If the new approach is adopted in a quarter other than the first quarter, financial statements for prior interim periods within the year of adoption may need to be restated. SAB No. 108 is effective for fiscal years ending after November 15, 2006, which for us would be our fiscal year beginning August 1, 2007. We are currently evaluating the impact of SAB No. 108.
     In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, “Fair Value Measures” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), expands disclosures about fair value measurements, and applies under other accounting pronouncements that require or permit fair value measurements. SFAS No. 157 does not require any new fair value measurements. However, the FASB anticipates that for some entities, the application of SFAS No. 157 will change current practice. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, which for us would be our fiscal year beginning August 1, 2008. We are currently evaluating the impact of SFAS No. 157.
     In July 2006, the FASB issued FASB Interpretation (FIN) No. 48, Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 prescribes detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” Tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods. FIN 48 will be effective for fiscal years beginning after December 15, 2006 and the provisions of FIN 48 will be applied to all tax positions upon initial adoption of the Interpretation. The cumulative effect of applying the provisions of this Interpretation will be reported as an adjustment to the opening balance of retained earnings for that fiscal year. We are currently evaluating the impact of FIN 48 on our financial statements but do not believe that its adoption will have a material effect on our financial position or results of operations.
     In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments — An Amendment of FASB Statements No. 133 and 140 (“SFAS No. 155”). This standard amends the guidance in SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and

Extinguishments of Liabilities. Specifically, SFAS No. 155 amends SFAS No. 133 to permit fair value re-measurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation, provided the whole instrument is accounted for on a fair value basis. Additionally, SFAS No. 155 amends SFAS No. 140 to allow a qualifying special purpose entity to hold a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 applies to all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006, with early application allowed. The adoption of SFAS No. 155 is not expected to have a material impact on our results of operations or financial position.
2. Dispositions
     As part of our strategy to focus our business operations on the development and commercialization of our products with the highest growth potential from our Pharmaceuticals and Biotechnology Business Units, we divested our Nutraceuticals Business Unit and two components of the Pharmaceuticals Business Unit. We presented the results of operations of the Nutraceuticals Business Unit and the components of the Pharmaceuticals Business Unit as discontinued operations, including the related gain on the sale, net of any applicable taxes, for all periods included in the accompanying consolidated statements of operations.
     Nutraceuticals Business Unit Disposition — On August 13, 2006, we entered into a stock purchase agreement to sell our Nutraceuticals Business Unit to NBTY, Inc. Following approval of our shareholders, on October 2, 2006, we completed the sale for a price of $37.5 million, subject to a working capital adjustment. The transaction resulted in the receipt of $35.8 million in cash, expenses of $1.4 million and escrowed funds of $0.3 million. We are also entitled to receive up to an additional $3.0 million in cash contingent upon the performance of the divested division during the one-year period after the closing. The sale resulted in a pre-tax gain of $11.1 million. Under the terms of the stock purchase agreement, the working capital adjustment will be settled on or before December 31, 2006 and may result in a reduction of the net proceeds.
     Under the stock purchase agreement, we have agreed to indemnify NBTY, Inc. for a number of matters including the breach of our representations, warranties and covenants contained in the stock purchase agreement, in some cases until the expiration of the statute of limitations applicable to claims related to such breaches.
     In accordance with SFAS No. 144, we have presented the results of operations of the Nutraceuticals Business Unit as discontinued operations for all periods presented in the Consolidated Statements of Operations and in Notes 1, 7, 8, 16 and 17. The related gain on the sale, net of any applicable taxes, was reported in the consolidated financials statements included in our quarterly report on Form 10-Q for our fiscal quarter ended October 31, 2006.
     The results of the discontinued operations for the Nutraceuticals Business Unit are as follows (in thousands):

	Fiscal Years Ended July 31,
	2006	2005	2004
Net revenues	$21,472	$38,471	$32,433
Income (loss) from operations	(3,046)	9,022	8,300
     At July 31, 2006 and 2005, the significant classes of assets and liabilities of the Nutraceuticals Business Unit are as follows (in thousands):

	2006	2005
Current assets	$14,271	$14,895

Property, plant and equipment	6,707	6,920
Goodwill	2,897	2,897
Patents, trademarks and other intangibles	8,675	9,131
Other assets	224	241

Total assets	$32,774	$34,084

Current liabilities	$4,856	$4,385
Bonds and capital lease obligations	2,532	2,818

Total liabilities	$7,388	$7,203

     A portion of the proceeds from the disposition of the Nutraceuticals Business Unit were used to repay approximately $20.0 million outstanding under the Credit Facility plus accrued interest. We terminated the Credit Facility on October 2, 2006, and we paid no penalties paid in connection with the repayment of indebtedness outstanding under the Credit Facility or the termination of the Credit Facility.
     Also, in connection with and as a condition precedent to the disposition of the Nutraceuticals Business Unit, on September 28, 2006, we redeemed the outstanding Bonds of approximately $2.8 million plus accrued interest from funds in the restricted cash collateral account, cancelled the irrevocable direct pay letter of credit, and terminated the Reimbursement Agreement which are more fully described in Note 6. We incurred an early termination penalty of approximately $66,000 in connection with redeeming the Bonds and terminating the Reimbursement Agreement.
     Pharmaceuticals Business Unit Dispositions — On July 21, 2006, our subsidiary Zila Swab Technologies, Inc. sold substantially all of the assets and certain defined liabilities of its IST swab operations to Great Midwest Packaging, an Illinois limited liability corporation for approximately $642,000 in cash and retained liabilities of $95,000. The sale resulted in a pre-tax loss of $629,000.
     On June 27, 2005, our subsidiary, Zila Pharmaceuticals, Inc., sold substantially all of the assets of its Zilactin® brand over-the-

counter lip and oral care products to Blairex Laboratories, Inc., an Indiana corporation. We received approximately $11.0 million in cash and we retained trade accounts receivable of $895,000 and accounts payable and accrued liabilities of $1.0 million. The sale resulted in a pre-tax gain of $9.8 million.
     The sales of the IST and Zilactin® product lines meet the definition of a “component of an entity” and have been accounted for as a discontinued operation under SFAS No. 144. The results of operations for IST and Zilactin® have been classified as discontinued operations in all periods presented.
     The results of the discontinued operations which were formerly reported in the Pharmaceuticals Business Unit are as follows (in thousands):

	Fiscal Years Ended July 31,
	2006	2005	2004
Net revenues from discontinued operations	$2,282	$7,234	$11,829
Loss on discontinued operations	$(969)	$(1,331)	$(162)
     Corporate Headquarters Sale of Assets — On January 30, 2004, we completed the sale and a five-year leaseback of our corporate headquarters for approximately $1.7 million in net cash proceeds. We realized a pre-tax gain of $1.2 million, of which we recognized approximately $470,000 in the quarter ended January 31, 2004. The $470,000 gain represents the excess of the net proceeds over the net present value of the future lease payments. The balance of the gain of $765,000 was deferred and will be amortized on a straight-line basis over the five-year lease term as a reduction of rent expense in general and administrative expenses. The leaseback is accounted for as an operating lease.
3. Inventories
     Inventories consist of the following at July 31 (in thousands):

	2006	2005
Finished goods	$4,380	$732
Work in process	439	579
Raw materials	4,937	4,853
Inventory reserves	(57)	(140)

Total inventories	$9,699	$6,024

4. Property and Equipment
     Property and equipment consists of the following at July 31 (in thousands):

	2006	2005
Land	$403	$403
Building and improvements	5,719	5,135
Furniture and equipment	2,679	2,856
Leasehold improvements and other assets	915	707
Production and warehouse equipment	6,063	7,821

Total property and equipment	15,779	16,922
Less accumulated depreciation and amortization	(7,368)	(7,230)

Property and equipment — net	$8,411	$9,692

     Depreciation expense related to property and equipment for 2006, 2005 and 2004 for continuing operations was $639,000, $512,000, and $351,000, respectively. At July 31, 2006, assets of $296,000 were required to be capitalized in accordance with SFAS No. 13 “Accounting for Leases.” These capital leased assets are included in “furniture and equipment” and “production and warehouse equipment,” net of accumulated amortization of $124,000. Amortization expense related to these capital leased assets was $51,000.
5. Intangible Assets
     Intangible assets consist of the following at July 31 (in thousands):

	2006			2005
	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount	Amount	Amortization	Amount
Amortizable intangibles:
Purchased technology rights	$7,419	$4,866	$2,553	$7,419	$4,387	$3,032
Trademarks and other intangible assets:
Trademarks	11,766	4,068	7,698	11,657	3,602	8,055

	2006			2005
	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount	Amount	Amortization	Amount
Patents	3,668	499	3,169	3,168	624	2,544
Licensing costs	3,162	1,475	1,687	3,162	1,108	2,054

Total trademarks and other intangible assets	18,596	6,042	12,554	17,987	5,334	12,653

Total amortizable intangible assets	26,015	10,908	15,107	25,406	9,721	15,685
Unamortizable intangible asset:
Goodwill	12,401	5,471	6,930	12,401	5,471	6,930

Total intangible assets	$38,416	$16,379	$22,037	$37,807	$15,192	$22,615

     There was no change in the carrying amount of goodwill for the year ended July 31, 2006.
     Amortization of intangible assets during fiscal 2006, 2005 and 2004 for continuing operations was $819,000, $771,000, and $761,000, respectively. For fiscal years 2007 through 2011, the amortization of intangibles is estimated to be approximately $1,100,000 each year.
6. Debt
     Debt consisted of the following at July 31 (in thousands):

	2006	2005
Short-term borrowings:
Installment note payable on insurance policies	$30	$154

Current portion of long-term debt:
Secured term loan, net of discount	$18,044	$—
IDA bond payable, Series A, current portion	245	245
Capital lease obligations, current portion	72	50
Note payable for equipment	—	29

Total current portion of long-term debt	$18,361	$324

Long-term debt:
Secured term loan	$19,884	$—
Less — unamortized discount on term loan	(1,840)	—
IDA bond payable, Series A	2,721	2,967
PharmaBio	500	500
Capital lease obligations	156	156
Notes payable for equipment	—	29

Total long-term debt	21,421	3,652
Less current portion	18,361	324

Long-term portion	$3,060	$3,328

     Short-term Borrowing — On July 31, 2006 and 2005, we had short-term borrowings for installments due on certain insurance policies with interest rates from 6.0% to 7.6%.
     Secured Term Loan — On March 24, 2006, we, certain of our domestic subsidiaries and Black Diamond Commercial Finance, L.L.C. (“BDCF”), as the initial lender and administrative agent, entered into a $40 million credit facility (the “Credit Facility”) consisting of a $20 million term loan credit facility, available immediately, (the “Term Loan Facility”) and a $20 million incremental term loan facility (the “Tack-On Facility”), available upon the occurrence of certain events.
     Balances under the Term Loan Facility accrued interest at a rate per annum of 14.00%, of which 10% per annum is payable monthly in arrears and the remainder was added to the principal balance outstanding under the Term Loan Facility. The Credit Facility was set to mature on March 24, 2008. The Credit Facility contained affirmative and negative covenants, and events of default, including, but not limited to, certain restrictions related to the use of proceeds, payment of dividends, the redemption of preferred stock, capital expenditures, and the entering into of guarantees, acquisitions, mergers or consolidations, maintaining certain financial covenants relating to earnings and cash levels, restrictions on incurring or canceling indebtedness, restrictions on incurring liens, restrictions on disposing of assets, making investments, making payments on debt instruments, entering into affiliate transactions, entering into sale/leaseback transactions, and amending existing contracts. The Credit Facility is secured (i) with certain exceptions, by a first priority interest in substantially all of our assets, and (ii) the pledge and physical possession of the capital stock of certain of our domestic subsidiaries. The Credit Facility contained minor prepayment penalties associated with repaying or refinancing the outstanding balances within six months of March 24, 2006. At July 31, 2006, $19.9 million was outstanding under the agreement.
     In connection with obtaining the Credit Facility, we paid $2.3 million in financing costs which are amortized to interest expense over the two year term of the loan using the effective interest method. Interest expense related to these costs was $400,000 for the fiscal year ended July 31, 2006.

     On March 24, 2006, in connection with entering into the Credit Facility, we terminated and repaid $3.5 million outstanding under our Credit and Security Agreement (the “Wells Fargo Facility”) dated as of February 6, 2004 between Zila, Inc. and certain of its subsidiaries and Wells Fargo Business Credit, Inc and paid termination fees of $205,000 which were recorded in Other Expense.
     In connection with entering into the Credit Facility and terminating the Wells Fargo Facility, the Company terminated a guarantee and deed of trust associated with the replacement letter of credit for the benefit of the holders of Industrial Development Revenue Bonds, the proceeds of which were used for the construction of the Prescott Facility. In place of the guarantees and deed of trust, the Company increased the balance of the related interest bearing collateral account to approximately $3.6 million.
     As consideration for entering into the Credit Facility and as described in Note 7, we issued a warrant to BDCF to purchase 1.2 million shares of our common stock. BDCF subsequently transferred such warrant to an affiliate, namely BDC Finance, L.L.C. (“BDC”). The warrant initially had an exercise price of $3.79 per share and expires March 24, 2011. As consideration and inducement to enter into the First and Fifth Amendments to Credit Agreement, described below, the exercise price of the warrant was reduced to $3.14 and $2.22 per share, respectively. We recorded debt discount of $2.2 million based on the portion of the proceeds allocated to the fair value of the warrant as of March 24, 2006. We also entered into a registration rights agreement to register the shares issuable upon the exercise of such warrant. Such registration rights agreement provides for the payment of specified liquidated damages in the event that the Securities and Exchange Commission has not declared the applicable registration statement effective by specified deadlines and in the event we failed to subsequently maintain an effective registration statement. The registration rights agreement also provides indemnification and contribution remedies to BDC in connection with the resale of shares pursuant to such registration statement. The registration statement was declared effective by the SEC on June 26, 2006.
     On June 6, 2006 we entered into the First Amendment to the Credit Facility. The amendment waived the requirement to comply with certain financial covenants for specified periods, required the re-pricing of the warrant that was issued in connection with the Credit Facility, amended the restricted payment provisions to allow for the payment for the dividends under our Series B convertible preferred stock, amended the timing for placement of a mortgage or deed of trust on the Prescott Facility, and required the payment of $200,000 in fees. The re-pricing of the warrant from $3.79 to $3.14 per share had the effect of increasing the value of the warrant by approximately $171,000.
     On August 1, 2006, Zila, Inc. received a notice of default and reservation of rights letter from BDCF, in connection with non-compliance with certain minimum EBITDA financial covenants with respect to the Nutraceuticals Business Unit contained in the Credit Agreement. On August 4, 2006, the Borrowers entered into a Second Amendment to Credit Agreement and Waiver. This amendment, among other things,: (i) waived the requirement to comply with certain minimum EBITDA financial covenants with respect to the Nutraceuticals Business Unit for the month of June 2006, (ii) included additional financial reporting requirements related to minimum unrestricted cash, cash flow forecasts and related certifications, (iii) amended the timing for placement of a mortgage or deed of trust on the Prescott Facility, and (iv) required the payment of a $150,000 amendment fee. This amendment waived any existing defaults related to this minimum EBITDA financial covenant and a few other minor defaults related to the Credit Agreement.
     On August 18, 2006, the Borrowers entered into a Third Amendment to Credit Agreement and Waiver (the “Third Amendment”). Among other things, the Third Amendment: (i) reduced the minimum unrestricted balance of cash and Cash Equivalents (as defined in the Credit Agreement) required to be held by Borrowers at the end of each week; (ii) allowed for prepayment of indebtedness if such prepayment is in conjunction with the Stock Purchase Agreement by and between NBTY, Inc. and the Company dated as of August 13, 2006 (the “Stock Purchase Agreement”); (iii) added as an Event of Default (as defined in the Credit Agreement) termination of the Stock Purchase Agreement on or before October 31, 2006; (iv) waived the requirement to comply with the minimum unrestricted cash covenant for the week ended August 11, 2006; and (v) required the payment of a $50,000 amendment fee.
     On August 31, 2006 the Borrowers entered into a Fourth Amendment to Credit Agreement and Waiver (the “Fourth Amendment”). Among other things, the Fourth Amendment: (i) modified the date on which the Borrowers must furnish to BDCF certain of their unaudited consolidated financial information; (ii) reduced the minimum unrestricted balance of cash and cash equivalents (as defined in the Credit Agreement) required to be held by Borrowers at the end of each week; and (iii) waived the requirement to comply with the minimum LTM EBITDA (as defined in the Credit Agreement) with respect to the Borrowers and the Nutraceuticals Business for the fiscal month ended July 31, 2006, and (iv) required the payment of a $100,000 amendment fee.
     On September 25, 2006 the Borrowers entered into a Fifth Amendment to Credit Agreement and Waiver (the “Fifth Amendment”). Among other things, the Fifth Amendment: (i) modified the date on which the Borrowers must furnish to BDCF certain of their unaudited consolidated financial information; (ii) increased the minimum unrestricted balance of cash and cash equivalents (as defined in the Credit Agreement) required to be held by Borrowers at the end of each week; and (iii) waived the requirement to comply with the minimum LTM EBITDA (as defined in the Credit Agreement) with respect to the Borrowers and the Nutraceuticals Business for the fiscal month ended August 31, 2006, (iv) required the re-pricing of the warrant that was issued in connection with the Credit Facility to a price of $2.22 per share, and (v) required the payment of a $50,000 amendment fee. The re-pricing of the warrant from $3.14 to $2.22 per share had the effect of increasing the value of the warrant by approximately $220,000.
     On October 2, 2006, debt outstanding under the Credit Facility in the amount of approximately $20.0 million plus accrued interest was repaid from the proceeds of the disposition of the Nutraceuticals Business and the Credit Facility was terminated. Upon termination of the Credit Facility, we will recognize a loss for the write-off of unamortized debt financing costs and debt discount in our fiscal quarter ended October 31, 2006. At July 31, 2006, unamortized deferred financing costs and debt discount for the Credit Facility were $3.7 million.

     PharmaBio Development — In December 2002, we entered into an agreement with PharmaBio Development, Inc. (“PharmaBio”), the strategic investment group of Quintiles Transnational Corp., our contract research organization. Under this agreement, PharmaBio invested $500,000 in us. In return for the investment, we agreed to pay PharmaBio an amount equal to 5.0% of all net sales of the OraTest® product in the European Union and the United States. The aggregated amount of the royalty cannot exceed $1.25 million and the royalty is payable quarterly. The investment was recorded as long-term debt and will be amortized using the effective interest method.
     Industrial Development Revenue Bonds — In April 1999, Zila Nutraceuticals, Inc. entered into a transaction with The Industrial Development Authority of the County of Yavapai (the “Authority”) in which the Authority issued Industrial Development Revenue Bonds (the “Bonds”). The proceeds from the Bonds were loaned to Zila Nutraceuticals, Inc. for the construction of a new manufacturing and laboratory facility. The initial offerings of Bonds consisted of $3.9 million Series A and $104,000 Taxable Series B Bonds and mature in 2019. The Series B Bonds were repaid. The Bonds bear a variable interest rate that was 3.9% at Jul 31, 2006. In connection with the issuance of the Bonds, the Authority required that Zila Nutraceuticals, Inc. maintain, for the benefit of the Bondholders, an irrevocable direct-pay letter of credit to secure payment of principal and interest. As noted above, we have placed approximately $3.6 million in an interest bearing restricted collateral account to support this letter of credit. We, as the parent company, guarantee the replacement letter of credit.
     On September 28, 2006, we redeemed Bonds in the amount of $2.8 million plus accrued interest. Funds in the restricted cash collateral account were utilized for this repayment. Upon the retirement of the Bonds, we recognized a loss of approximately $216,000 for the write-off of the unamortized deferred financing costs, which will be reflected in our fiscal quarter ended October 31, 2006.
     Capital Leases — We lease facilities and equipment, some of which are required to be capitalized in accordance with SFAS No. 13, “Accounting for Leases” (“SFAS No. 13”). SFAS No. 13 requires the capitalization of leases meeting certain criteria, with the related asset being recorded in property and equipment and an offsetting amount recorded as a liability.
     Aggregate annual maturities of long-term debt and minimum payments under capital leases for the fiscal years ending July 31 are as follows (in thousands):

	Long-Term	Capital	Total
	Debt	Leases	Debt
2007	$18,289	$72	$18,361
2008	245	65	310
2009	746	19	765
2010	245	—	245
2011	245	—	245
2012 and thereafter	1,495	—	1,495

Total	21,265	156	21,421
Less current portion	18,289	72	18,361

Long-term portion	$2,976	$84	$3,060

7. Stock Options and Warrants
Stock Options
     Effective August 1, 2005, we adopted SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123R”), which revises SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”) and supersedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”). Prior to August 1, 2005, we applied the disclosure-only provisions of SFAS No. 123. In accordance with the provisions of SFAS No. 123, we applied APB No. 25 and related interpretations in accounting for our plans and, accordingly, did not recognize compensation expense for these plans because we issue options at exercise prices equal to the market value of our stock on the date of grant.
     SFAS No. 123R requires all share-based payments to employees (including share-based payments granted to non-employee members of a company’s board of directors) to be recognized in the financial statements based on their fair values using an option-pricing model, such as the Black-Scholes model, at the date of grant. We elected to use the modified prospective method for adoption, which requires compensation expense to be recorded for all unvested stock options and restricted shares beginning in the first quarter of adoption. For all unvested options outstanding as of August 1, 2005, compensation expense previously measured under SFAS No. 123, but unrecognized, will be recognized using the straight-line method over the remaining vesting period. For share-based payments granted subsequent to August 1, 2005, compensation expense, based on the fair value on the date of grant, as defined by SFAS No. 123R, will be recognized using the straight-line method from the date of grant over the service period of the employee receiving the award.
     SFAS No. 123R requires the estimation of forfeitures when recognizing compensation expense and that this estimate of forfeitures be adjusted over the requisite service period should actual forfeitures differ from such estimates. Changes in estimated forfeitures are recognized through a cumulative catch-up adjustment, which is recognized in the period of change and which impacts the amount of unamortized compensation expense to be recognized in future periods.
     Prior to the adoption of SFAS No. 123R, we recognized share-based employee compensation expense for restricted stock awards and for stock issuances under our employee stock purchase plan. No share-based employee compensation cost for our stock option awards has been reflected in net income prior to the adoption of SFAS No. 123R. Results for prior periods have not been restated.

     The adoption of SFAS No. 123R resulted in incremental expense for employee share based compensation in fiscal 2006 of approximately $505,000 and had no tax effect since our deferred tax assets are fully offset by a valuation allowance due to our lack of earnings history.
     Prior to the adoption of SFAS No. 123R, the Company presented no tax benefits of deductions resulting from the exercise of stock options as operating cash flows in the condensed consolidated statements of cash flows. SFAS No. 123R requires the cash flows resulting from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) to be classified as financing cash flows. Because of our lack of earnings history, no excess tax benefit has been recognized and therefore no financing cash inflow is presented in our accompanying consolidated statements of cash flows for the fiscal year ended July 31, 2006.
     Pro forma net income and earnings per share are as follows (amounts in thousands, except per share amounts):

	Fiscal Years Ended July 31,
	2005	2004
Stock based compensation expense assuming fair value method applied(1)	$3,915	$1,079

Net income (loss) attributable to common shareholders:
As reported	$1,060	$(4,376)
Fair value impact of employee stock compensation expense not included in net income (loss) as reported	3,872	1,013
Pro forma	$(2,812)	$(5,389)

Net income (loss) attributable to common shareholders per basic share outstanding:
As reported	$0.02	$(0.10)
Pro forma	$(0.06)	$(0.12)

Net income (loss) attributable to common shareholders per diluted share outstanding:
As reported	$0.02	$(0.10)
Pro forma	$(0.06)	$(0.12)

(1)	Includes stock-based compensation expense for stock options for employees and directors and Employee Stock Purchase Plan activity.
     Stock-based compensation costs are reflected in the following financial statement captions for fiscal 2006:

Selling and marketing	$17
General and administrative	461
Research and development	18
Inventory	5
Discontinued operations	27

$528

     The value of options is estimated on the date of grant using the Black-Scholes model based on the weighted average assumptions in the table below. The risk free interest rate is based on the U.S. Treasury rates with maturity dates approximately equal to the expected term of the grant. The historical volatility of our stock is used as the basis for the volatility assumption. The assumption for the expected term is based on evaluations of historical and expected future employee exercise behavior.

	Fiscal Years Ended July 31,
	2006	2005	2004
Black-Scholes model assumptions:
Risk-free interest rate	4%	4%	4%
Expected volatility	67%	75%	75%
Expected term (in years)	5.0	6.4	5.7
Dividend yield	—	—	—
     We have one active share-based stock award plan that provides for the grant of stock options and stock awards to our employees, members of our Board of Directors and non-employee consultants as approved by our Board of Directors. We typically grant stock option awards to our employees and to members of our Board of Directors at prices equal to the market value of our stock on the date of grant. These options vest over a period determined at the time the options are granted, generally ranging from one to three years of continuous service, with maximum terms ranging from five to ten years. Certain options granted to our employees provide for accelerated vesting if there is a “change in control” of Zila (as defined in the plan).There are 4.6 million registered shares available for grant.
     Under the 1997 Stock Award Plan, our non-employee directors will receive an annual grant of 30,000 shares based on certain tenure and meeting attendance requirements as defined in the plan. In addition, our Board of Directors may grant discretionary awards to non-employee directors. These stock options vest quarterly in equal increments.

     At July 31, 2006, we also have options for 24,600 shares outstanding at a weighted average exercise price of $7.04 under a 1988 Stock Option Award Plan. The options were issued at an exercise price no less than the market value at the date of grant and the options may be exercised at any time up to ten years from the date of grant. No shares were available for grant under this plan.
     During fiscal 2006, we granted stock options to non-employee consultants to purchase 102,000 shares of common stock. These options are subject to variable accounting and are adjusted to current fair value each quarter during their vesting periods. During fiscal 2006, we recognized approximately $103,000 as general and administrative expense for these stock options.
     A summary of stock options activity within our stock award plan and changes for fiscal 2006 follow (shares and aggregate intrinsic value in thousands):

		Weighted	Weighted
		Average	Average	Aggregate
		Exercise	Remaining	Intrinsic
	Shares	Price	Term	Value
Outstanding at July 31, 2005	2,345	$3.58
Granted	1,372	3.56
Exercised	(82)	2.09
Expired	(330)	4.30
Forfeited	(70)	3.50

Outstanding at July 31, 2006	3,235	$3.54	7.0	$878

Options exercisable at July 31, 2006	2,071	$3.53	5.9	$857

     The weighted-average grant-date fair value of options granted to our employees and directors during fiscal 2006, 2005, and 2004 was $2.06, $2.86, and $2.48, respectively. The weighted average-average grant-date fair value of options granted to third party consultants was $2.19 for fiscal 2006. The total intrinsic value of options exercised during fiscal 2006, 2005, and 2004 was $123,200, $197,700, and $520,500. Cash received from option exercises during fiscal 2006, 2005 and 2004 was $171,900, $128,000 and $440,200, respectively, and was reflected as a financing activity in the accompanying Consolidated Statements of Cash flows under the caption, “proceeds from issuance of common stock.”
     As of July 31, 2006, total unrecognized compensation cost related to unvested share-based compensation arrangements was approximately $2.0 million and the related weighted-average period over which it is expected to be recognized is approximately 2.3 years. The total fair value of shares vested during 2006, 2005, and 2004 was $343,500, $4,068,000, and $700,800, respectively. On March 3, 2005, our Board of Directors approved the immediate vesting of all outstanding and unvested stock options previously granted under our 1997 Stock Award Plan to officers and employees, for which the option exercise price was above the closing price for our common stock on April 29, 2005. On such date, the closing price was $3.09. Options held by our non-employee directors were excluded from this acceleration. The immediate vesting of these options allowed us to avoid compensation expense in future periods since these options were granted prior to the adoption of SFAS No. 123R.
Warrants
     As of July 31, 2006, we have warrants outstanding for 1.3 million shares of our common stock. We issued these warrants to financial and medical advisors in connection with services provided. These warrants were valued using a Black Scholes model, and the value of warrants issued for services was charged to expense.
     On March 24, 2006, in connection with the Credit Facility described and defined in Note 6, we issued a warrant to purchase 1.2 million shares of our common stock at $3.79 per share. In connection with the First and Fifth Amendments to Credit Agreement, described in Note 6, the exercise price of such warrant was reduced to $3.14 and $2.22 per share, respectively. The warrant has a term of five years and expires March 24, 2011.
     Activity related to such warrants, which expire at various dates through March 2011, is summarized as follows (shares in thousands):

		Weighted	Weighted
		Average	Average	Aggregate
		Exercise	Remaining	Intrinsic
	Shares	Price	Term	Value
Outstanding at July 31, 2005	133	$1.69
Granted	1,200	3.14
Exercised	(16)	0.98
Forfeited/expired	(15)	4.50

Outstanding at July 31, 2006	1,302	3.00	4.4	$383

Warrants exercisable at July 31, 2006	1,302	3.00	4.4	$383

Stock Purchase Plan
     Under the Zila, Inc. Employee Stock Purchase Plan, we are authorized, as of July 31, 2001, to issue up to 2,000,000 shares of common stock to our eligible employees, nearly all of whom are eligible to participate. Eligible employees may have up to 15% of eligible compensation withheld and/or they may make a lump sum payment on the last day of the offering to purchase our common stock. The purchase price for each share of stock is 85% of the lower of the closing price on the first or last day of the offering period. A total of 49,900, 66,500 and 76,800 shares were purchased in fiscal 2006, 2005 and 2004, respectively, for aggregate proceeds of $131,000, $190,000, and $213,000, respectively. Our Employee Stock Purchase Plan is compensatory as defined under SFAS No. 123, and accordingly we recognized non-cash stock-based compensation expense of $23,000, $33,000, and $37,000 in fiscal 2006, 2005 and 2004, respectively. There are 1.6 million shares available for grant under this plan.
8. Income Taxes
     The consolidated income tax benefit (provision) for continuing operations consists of the following for the years ended July 31 (in thousands):

	2006	2005	2004
Current:
Federal	$—	$—	$—
State	(4)	(2)	(2)

Total current	(4)	(2)	(2)

Deferred:
Federal	—	5,528	2,628
State	—	954	467

Total deferred	—	6,482	3,095

Total consolidated income tax benefit (provision)	$(4)	$6,480	$3,093

     A reconciliation of the federal statutory rate to the effective income tax rate for continuing operations for the years ended July 31 is as follows:

	2006	2005	2004
Federal statutory rate	(35)%	35%	35%
Adjustments:
Non-deductible intangible amortization	1	(2)	(2)
Increase (decrease) in valuation allowance	34	7	(8)

Effective tax rate	0%	40%	25%

     The components of deferred income tax assets and liabilities for the years ended July 31 are shown below (in thousands):

	2006	2005
Deferred income tax assets:
Net operating loss carry forwards	$16,056	$4,151
Book basis versus tax basis differences	481	947
Alternative minimum tax credit	230	230
Miscellaneous reserves and accruals	382	637
Stock based compensation	143	—
Other	266	82

Total deferred income tax assets	17,558	6,047

Deferred income tax liabilities:
Depreciation and amortization	(78)	(113)
Federal income tax on state NOL carryforwards	(697)	(74)
Other	(378)	(254)

Total deferred income tax liabilities	(1,153)	(441)

Valuation allowance	(16,405)	(5,606)

Net deferred income tax assets	$—	$—

     Deferred income taxes reflect the tax effect of temporary differences between the amounts of assets and liabilities recognized for financial reporting and tax purposes. We have recorded a valuation allowance for our net deferred tax assets due to a lack of earnings history. We regularly review our past earnings history and trends and projections of future net income to determine whether a valuation allowance is needed. During fiscal years 2006, 2005 and 2004, we determined that it was more likely than not that certain future tax benefits would not be realized. Accordingly, valuation allowances were provided for the entire amount of the net deferred tax assets in these years.
     At July 31, 2006, we had federal net operating loss carry forwards of approximately $40.2 million which expire in years 2009 through 2026.
The other comprehensive loss in fiscal year 2006 ($18,800) and the other comprehensive income in fiscal years 2005 ($9,500) and 2004 ($2,200) reflect no income tax effect due to the recording of valuation allowances.

9. Supplemental Schedule of Cash flow Information
     Supplemental cash flow information for the three fiscal years ended July 31 follows (in thousands):

	2006	2005	2004
Interest paid	$976	$168	$158
Income taxes paid	102	14	193
Capital lease obligation for new equipment	65	6	232
Non-cash effect of removal of contractual restrictions on issued common stock	—	49	135
Liability satisfied through issuance of warrants	—	—	28
10. Convertible Preferred Stock
     On February 1, 2001, we issued 100,000 shares of Series B Convertible Preferred Stock to National Healthcare Manufacturing Corporation, as part of the acquisition of IST. The preferred stock is convertible into shares of common stock at any time at a conversion ratio of one to one. The holders of the preferred stock are entitled to receive cumulative quarterly dividends at a rate of $0.0975 per share per fiscal quarter, payable in arrears. Holders of the preferred shares have no voting rights except as required by applicable law. We paid dividends of $39,000, $68,250, and $19,500 during fiscal years 2006, 2005, and 2004, respectively. At July 31, 2006, accumulated accrued dividends are $9,750.
11. Treasury Stock
     During the quarter ended January 31, 2000, we began acquiring shares of our common stock under our stock repurchase program announced in November 1999. The program authorized the repurchase of up to one million shares of Zila common stock from time to time on the open market depending on market conditions and other factors. As of July 31, 2004, we had purchased 225,100 shares of common stock at an aggregate cost of $571,000. We have made no purchases of our common stock under this program since fiscal 2003, and have suspended purchases under the program. In fiscal 2005, we reissued 6,689 shares of treasury stock for a stock award granted to our Chief Executive Officer.
12. Leases
     We lease offices, warehouse facilities and certain equipment, under capital and operating leases, with terms generally ranging up to 2010 with options to renew for additional periods.
     We entered into new capital leases totaling $65,000 and $6,000 during fiscal 2006 and 2005, respectively. These capital leases are non-cash transactions and, accordingly, have been excluded from the Statements of Consolidated Cash Flows. Interest paid as part of capital lease obligations was approximately $15,000, $9,000 and $15,000 in fiscal 2006, 2005 and 2004, respectively. Amortization of assets recorded under capital leases was included in depreciation expense.
     Operating leases are charged to expense as incurred. Rent expense for continuing operations for fiscal years 2006, 2005 and 2004 totaled $270,000, $256,000 and $291,000, respectively.
     As part of our strategy to employ financial assets in core business competencies, on January 30, 2004, we completed the sale and a five-year leaseback of our corporate headquarters for approximately $1.7 million in net cash. We realized a gain of $1.2 million, of which we recognized approximately $470,000 in the quarter ended January 31, 2004. The $470,000 gain represents the excess of the net proceeds over the net present value of the future lease payments. The balance of the gain of $765,000 was deferred and amortized on a straight-line basis over the five-year lease term as a reduction of rent expense in general and administrative expenses. The leaseback is accounted for as an operating lease.
     Future minimum lease payments as of July 31, 2006 for capital and operating leases follow (in thousands):

	Capital	Operating
	Leases	Leases	Total
2007	$85	$413	$498
2008	69	368	437
2009	20	284	304
2010	—	203	203
2011	—	106	106
Thereafter	—	—	—

Total minimum lease payments	174	$1,374	$1,548

Less: amounts representing interest	18

Present value of minimum lease payments	156
Less: Current portion of capital lease obligations	72

Long-term portion of capital lease obligations	$84

     Upon the disposition of our Nutraceuticals Business Unit on October 2, 2006, we are no longer obligated for future minimum rental payments for its capital and operating leases, which were approximately $115,000 and $242,000, respectively.

13. Commitments and Contingencies
FDA approval of the OraTest® product
     We are pursuing FDA approval of a New Drug Application (“NDA”) for our OraTest® product. Factors that will affect the cost and timing of completion of the clinical trials include, but are not limited to: (i) patient enrollment rates; (ii) lesion rates within the study population; (iii) compliance with the study protocol and related monitoring; (iv) level of funding throughout the study; and (v) program modifications or additional testing. At July 31, 2006, we had approximately $428,000 of OraTest® rinse and swab inventory and ZTCtm drug substance, the active ingredient in the OraTest® product, and its related components. The drug substance currently has shelf lives with varying expiration dates. We intend to realize the value of this inventory and drug substance through its consumption during the conduct of the clinical trials, process development, toxicology studies and validation testing of our manufacturing process. However, no assurance can be given in this regard.
ViziLite®
     We had $1.6 million of ViziLite® product in inventory and approximately $2.2 million of associated net long-lived assets as of July 31, 2006. Should we be unable to generate sufficient revenues from future sales of ViziLite®, we may have to reduce the carrying value of these assets.
Litigation
     Except as described below, as of July 31, 2006, we were not a party to any pending legal proceedings other than claims that arise in the conduct of our business. While we currently believe that the ultimate outcome of these proceedings will not have a material adverse effect on our consolidated financial condition or results of operations, litigation is subject to inherent uncertainties. If an unfavorable ruling were to occur, there exists the possibility of a material adverse impact on our net income in the period in which a ruling occurs. Our estimate of the potential impact of the following legal proceedings on our financial position and our results of operation could change in the future.
     In connection with the acquisition of patent rights in 1980, we agreed to pay to Dr. James E. Tinnell (“Tinnell”), the inventor of one of our former treatment compositions, a royalty of 5% of gross sales of the invention disclosed in his then pending patent application. In September 2000, we notified Tinnell that we would no longer pay such royalties because the obligations ceased in August 1998 when the related product patents expired and we requested reimbursement of royalties paid since August 1998. We then filed suit on November 8, 2000, in the United States District Court for the District of Nevada requesting a declaratory judgment that we had no royalty obligations to Tinnell and requested judgment for the overpaid royalties. On April 22, 2004, the Court, in part, ruled in our favor, stating that our royalty obligations to Tinnell ceased in August 1998, however, our request for reimbursement of overpaid royalties was dismissed. Tinnell filed a notice of appeal and we have filed a notice of cross-appeal. Briefs have been filed by both parties with the Ninth Circuit Court of Appeals.
     On June 27, 2005 we sold our Zilactin brand of products to Blairex Laboratories, Inc. (Blairex). We received a demand for arbitration from Blairex dated February 8, 2006, claiming that they have suffered post-closing economic loss as a result of losing distribution of certain products and requirements by the Consumer Product Safety Commission. Pursuant to the Agreement of Purchase and Sale that documented the Zilactin sale, we will arbitrate this dispute. Both of the events that are complained of occurred after the sale closed on June 27, 2005 and are not covered by any representations or warranties that were given to Blairex by the Company. At this time, a range of possible loss cannot be accurately estimated; however, we will vigorously defend our position and expect to favorably resolve this matter without material financial impact. Arbitration has been set for December 2006.
Employment Agreements
     We have employment agreements with certain officers and key employees which provide for eligibility for future stock awards and for separation benefits, in certain situations. In addition, the employment agreement with our Chief Executive Officer provides for salary, incentive bonus, and separation benefits.
Vital Health Sciences Ltd. License Agreement
     On October 31, 2003, we entered into a license agreement with Vital Health Sciences, Ltd. (“Vital Health”) that granted us the exclusive rights in the human dietary supplement market in the United States, Canada and Indonesia for certain issued and pending patents, know-how and data pertaining to tocopheryl phosphates. A subsequent agreement entered into on August 4, 2004, extended the terms of the original agreement to give us extensive rights in the animal dietary supplement market in these countries. Under the agreement, starting in fiscal 2005 we were required to make royalty payments based on certain levels of sales volume. Additionally, we were subject to minimum annual royalty payment amounts, as defined. Upon the disposition of the Nutraceuticals Business Unit, we no longer have any liability under this agreement for periods after October 2, 2006.
Supply Arrangements
     In fiscal 2004, our wholly-owned subsidiary, Zila Nutraceuticals, Inc., in the ordinary course of business entered into three-year supply agreements with two major suppliers for the purchase of $26.7 million of ascorbic acid of which $13.4 million remains to be purchased in future periods. Ascorbic acid is the primary ingredient in our Ester-C® products. Purchases under one of these agreements commenced in July 2004 and with the other starting in January 2005. Upon the disposition of the Nutraceuticals Business Unit, we no longer have any liability under these contracts for periods after October 2, 2006.
Indemnifications
     During the normal course of business, we make certain indemnities, commitments and guarantees under which we may be required to make payments in relation to certain transactions. These include: (i) intellectual property indemnities to customers in connection with the use, sales and/or license of products and services; (ii) indemnities to customers in connection with losses incurred while performing services on their premises; (iii) indemnities to vendors and service providers pertaining to claims based on negligence or willful misconduct; and (iv) indemnities involving the representations and warranties in certain contracts. In addition, under our by-laws we are committed to our directors and officers for providing for payments upon the occurrence of certain prescribed events. The majority of these indemnities, commitments and guarantees do not provide for any limitation on the maximum potential for future payments that we could be obligated to make. To help address these risks, we maintain general business liability insurance coverage, including product, commercial, general, fiduciary, employment practices and directors’ and officers’ liability coverages. We have not recorded a liability for these indemnities, commitments and other guarantees in the Consolidated Balance Sheets.
14. Employee Benefit Plan
     We make available to all eligible employees, the Zila, Inc. 401(k) Savings and Retirement Plan (the “Zila Plan”). We may make matching or profit sharing contributions to the Zila Plan. Our contributions to the Zila Plan were $182,000, $185,000, and $223,000 in fiscal 2006, 2005, and 2004, respectively.
15. Accrued Liabilities
     Accrued liabilities consist of the following at July 31 (in thousands):

	2006	2005
Accrued professional and consulting fees	$1,739	$1,248
Accrued royalties	505	815
Accrued employee compensation and related taxes	516	712
Accrued advertising	803	433
Other	593	510

Total accrued liabilities	$4,156	$3,718

16. Segment Information
     Our business is organized into two major groups which have distinct product lines, brand names and are managed as autonomous business units. The following reporting segments have been identified for purposes of applying SFAS No. 131 “Disclosures about Segments of an Enterprise and Related Information” : the Pharmaceuticals Business Unit, a manufacturer and marketer of products to promote oral health and prevent oral disease, including ViziLite® Plus oral lesion identification kits and Peridex® prescription periodontal rinse; and the Zila Biotechnology Business Unit, the research, development and licensing business specializing in pre-cancer/cancer detection through our patented Zila Tolonium Chloride squamous cell cancer detection technology and is the manager of the OraTest® product, our oral cancer diagnostic system. We disposed of our Nutraceuticals Business Unit on October 2, 2006, and its identifiable assets, as described in Note 2, are included under the “Reconciling Items” caption in the following table.
     Information about our reported segments (with our corporate overhead costs and identifiable assets and capital expenditures of discontinued operations reported as reconciling items) is set forth below for each of the three fiscal years ended July 31 (in thousands):

	Pharmaceuticals	Biotechnology	Reconciling Items	Total
Net revenues from continuing operations:
2006	$6,716	$—	$—	$6,716
2005	5,018	—	—	5,018
2004	4,249	—	—	4,249
Income (loss) from continuing operations before income taxes:
2006	(5,427)	(9,336)	(9,936)	(24,699)
2005	(1,011)	(8,541)	(6,734)	(16,286)
2004	(619)	(7,142)	(4,712)	(12,473)
Identifiable assets from continuing operations:
2006	9,491	9,680	37,193	56,364
2005	8,907	18,993	37,518	65,418
2004	7,938	15,561	38,610	62,109
Capital expenditures:
2006	128	421	469	1,018
2005	109	737	1,025	1,871
2004	31	37	1,209	1,277
Depreciation and amortization for continuing operations:
2006	401	851	206	1,458
2005	344	732	207	1,283
2004	330	683	99	1,112

     Revenues from sales made in the United States from customers attributed to all foreign countries were $1,126,000, $1,057,000, and $1,084,000 in fiscal years 2006, 2005 and 2004, respectively.
17. Quarterly Financial Data (Unaudited)
     Quarterly financial information is presented in the following summary (in thousands, except per share amounts):

	2006
	Quarter Ended
	October 31	January 31	April 30	July 31
Net revenues	$1,700	$1,641	$2,373	$1,002
Gross profit	1,048	835	1,330	330
Loss from continuing operations	(4,783)	(5,153)	(7,152)	(7,615)
Loss from discontinued operations	(219)	(2,093)	(923)	(1,408)
Net income (loss)	$(5,002)	$(7,246)	$(8,075)	$(9,023)
Basic and diluted net income (loss) per share:
Loss from continuing operations	$(0.11)	$(0.11)	$(0.16)	$(0.16)
Loss from discontinued operations	(0.00)	(0.05)	(0.02)	(0.03)

Net loss	$(0.11)	$(0.16)	$(0.18)	$(0.19)

	2005
	Quarter Ended
	October 31	January 31	April 30	July 31
Net revenues	$960	$1,015	$1,366	$1,677
Gross profit	547	606	914	1,155
Loss from continuing operations	(3,637)	(3,444)	(3,391)	589
Income from discontinued operations	925	788	1,240	8,029
Net income (loss)	$(2,712)	$(2,656)	$(2,151)	$8,618
Basic and diluted net income (loss) per share:
Income (loss) from continuing operations	$(0.08)	$(0.08)	$(0.07)	$0.01
Income from discontinued operations	0.02	0.02	0.02	0.18

Net loss	$(0.06)	$(0.06)	$(0.05)	$0.19

18. Subsequent Events
     Potential Acquisition — We executed a non-binding letter of intent for the potential acquisition of a privately-held dental products company for $34.0 million and are engaged in negotiations in an effort to reach a definitive agreement. If this transaction is completed, the acquisition and integration of the target company would provide us with a national sales and marketing organization that details a small suite of proprietary, high margin dental products that complement our cancer screening and detection products. There can be no assurance that we will be able to reach a definitive agreement with the seller or that we will be able to complete this potential acquisition.
     During fiscal 2006, we incurred $724,000 of costs associated with this potential acquisition, consisting primarily of deposits, legal and other costs associated with the due diligence efforts. These costs are capitalized as part of other long-term assets in the accompanying consolidated balance sheet at July 31, 2006 and are reflected as part of investing cash flows for acquisition of operations in the accompanying consolidated statement of cash flows for the year ended July 31, 2006.